Exhibit 3.4

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              ALFACELL CORPORATION

                        * * * * * * * * * * * * * * * * *

      Alfacell Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors of said Corporation, at a meeting of its members, adopted resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of said Corporation:

      RESOLVED, that the first sentence of Article 4 of the Company's Certificate of Incorporation, which sets forth the Company's presently authorized capital stock, be amended to read in its entirety as follows:

            "4. Number of Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is 101,000,000 shares, of which 100,000,000 shares shall be Common Stock, par value $.001 per share, and 1,000,000 shares shall be Preferred Stock, par value $.001 per share."

      SECOND: That the remainder of Article 4 of the Certificate of Incorporation of said Corporation shall remain unchanged.

      THIRD: That at the Annual Meeting of Stockholders of the Corporation held on January 14, 2004, the holders of a majority of the outstanding stock entitled to vote thereon voted in favor of said amendments in accordance with the provisions of Section 216 and 242 of the General Corporation Law of the State of Delaware.

      FOURTH: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Sections 216 and 242 of the General Corporation Law of the State of Delaware.

      I, Kuslima Shogen, Chairman and Chief Executive Officer of the Corporation, for the purpose of amending the Corporation's Certificate of Incorporation pursuant to the Delaware General Corporation Law, do make this certificate, hereby declaring and certifying that this is my act and deed on behalf of the Corporation this 14th day of January, 2004.


                                     /s/ Kuslima Shogen
                                     -------------------------------------------
                                     By:    Kuslima Shogen
                                     Title: Chairman and Chief Executive Officer